Exhibit 5.1

August 7, 2017

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Re:	Proposed Offering of up to 66,000,000 Shares of Common Stock Pursuant to the Gilead Sciences, Inc. 2004 Equity Incentive Plan

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Gilead Sciences, Inc. (the “Company”). I refer to the Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of up to 66,000,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), pursuant to the Gilead Sciences, Inc. 2004 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, I have examined the Registration Statement and related prospectus, the Company’s Restated Certificate of Incorporation and Bylaws, each as amended and as currently in effect, the corporate proceedings taken by the Company with respect to the establishment the Plan and such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

My opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued (and the consideration therefor received) in accordance with the Plan, the Registration Statement and the related prospectus, will be legally issued, fully paid and nonassessable.

August 7, 2017

Gilead Sciences, Inc.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the Commission.

Very truly yours,

/s/ BRETT A. PLETCHER
Brett A. Pletcher